Filed Pursuant to Rule 424(b)(3)
SEC File #333-195015

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF OCTOBER 29, 2015 THRU NOVEMBER 4, 2015
AND
NOVEMBER 5, 2015 THRU NOVEMBER 11, 2015

Period of October 29, 2015 Thru November 4, 2015

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	1.77%	1.77%
Interest Rate	1.50%	1.50%	1.75%	1.75%	1.75%

Period of November 5, 2015 Thru November 11, 2015

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	1.77%	1.77%
Interest Rate	1.50%	1.50%	1.75%	1.75%	1.75%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (in GA) or (800) 700-7943 (outside of GA).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Senior Demand Notes.

Prospectus Supplement Dated October 29, 2015